Exhibits 5.1 and 23.2

Opinion of Davis Polk & Wardwell LLP

November 19, 2018

PepsiCo, Inc.
700 Anderson Hill Road
Purchase, NY 10577

Ladies and Gentlemen:

We have acted as special counsel for PepsiCo, Inc. (the “Company”), a North Carolina corporation, in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration by the Company of its 7.29% Senior Notes due 2026 (the “7.29% Notes”), 7.44% Senior Notes due 2026 (the “7.44% Notes”), 7.00% Senior Notes due 2029 (the “7.00% Notes”) and 5.50% Senior Notes due 2035 (the “5.50% Notes,” and together with the 7.29% Notes, 7.44% Notes and 7.00% Notes, the “Notes”). The Notes are to be issued pursuant to an Indenture (the “Indenture”) dated as of May 21, 2007 between the Company and The Bank of New York Mellon, as trustee, and to be exchanged for certain outstanding debt securities of the Company (the “Old Notes”) pursuant to a Registration Rights Agreement dated as of November 9, 2018 (the “Registration Rights Agreement”) among the Company and the several dealer managers named therein.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete; (ii) all documents submitted to us as copies conform to authentic, complete originals; (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof; (iv) all signatures on all documents that we reviewed are genuine; (v) all natural persons executing documents had and have the legal capacity to do so; (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate; and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the Notes have been duly executed, authenticated, issued and delivered in accordance with the Indenture and the Registration Rights Agreement against exchange of the Old Notes therefor, the Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law and (y) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

In connection with the opinion expressed above, we have assumed that (i) the Registration Statement shall have become effective prior to the issuance of the Notes and such effectiveness shall not have been terminated or rescinded; and (ii) the Indenture and the Notes are and will be valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company). We have also assumed that the execution, delivery and performance of the Indenture and the Notes by the Company (x) have been duly authorized in accordance with the laws of the State of North Carolina and (y) will not violate any applicable law or public policy or result in a violation of any provision of any instrument or agreement binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to our name under the caption “Legal Opinions” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP